Exhibit 12.1


                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)


(In millions)


                                                                                                     Ten-Month
                                                                                                     Transition        Fiscal Year
                                                             Fiscal Year End                        Period Ended          Ended
                                           ----------------------------------------------------    ---------------    --------------
                                             12/31/2005        12/31/2004        12/31/2003          12/31/2002         2/23/2002
                                           ---------------- ----------------- -----------------    ---------------    --------------
Earnings:
Earnings (loss) before income taxes            $  34.3          $ (20.5)          $  (51.5)            $ (68.1)          $  (102.3)
Fixed charges, excluding
   capitalized interest                           62.1             87.7               73.9                60.7                77.8
                                               -------          -------           --------             -------           ---------
   Total earnings (loss)                       $  96.4          $  67.2           $   22.4             $  (7.4)          $   (24.5)
                                               -------          -------           --------             -------           ---------

Fixed Charges:
Interest expense                               $  59.1          $  75.4           $   69.7             $  58.5           $    66.2
Capitalized interest                                --               --                --                   --                 --
Amortization of deferred debt
issuance costs                                     3.0             12.3                4.2                 2.2                11.6
                                               -------          -------           --------             -------           ---------
   Total fixed charges                         $  62.1          $  87.7           $   73.9             $  60.7           $    77.8
                                               -------          -------           --------             -------           ---------

Ratio of  earnings (loss) to total
   fixed charges                                   1.6                *                  *                   *                  *
                                               =======          =======           ========             =======           ========


* Earnings were insufficient to cover fixed charges by $20.5, $51.5, $68.1 and $102.3 for the fiscal years ended December 31, 2004 and December 31, 2003, for the transition period ended December 31, 2002 and for the fiscal year ended February 23, 2002, respectively.